Exhibit 99.1

November 18, 2004
         John Lowber, (907) 868-5628; jlowber@gci.com
         Bruce Broquet, (907) 868-6660; bbroquet@gci.com


FOR IMMEDIATE RELEASE

               GCI, INC. ANNOUNCES INTENTION TO PLACE $70 MILLION
                           OF ADDITIONAL SENIOR NOTES

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) ("GCI") announced today that its wholly-owned subsidiary GCI, Inc. intends, subject to market and other customary conditions, to sell $70 million in aggregate principal amount of additional senior notes due 2014 in a private placement. Under the relevant indenture, the additional notes would be treated as a single class with the existing senior notes that were originally issued on February 17, 2004.

If completed, approximately $10 million of the net proceeds of this offering would be used to repay senior bank debt, approximately $10 million would be used to repurchase or redeem all outstanding shares of GCI Series C preferred stock, and the remainder of the proceeds would be used for general corporate purposes (including up to $34 million which may be used to acquire other GCI equity securities).

The sale of the additional notes is expected to close on December 7, 2004.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.


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